Exhibit 10.1
FIRST GUARANTY BANK

EQUITY BONUS PLAN

Section 1. Purpose; Effective Date and Term. The purpose of the First Guaranty Bank Equity Bonus Plan (the “Plan”) is to promote the long-term financial success of First Guaranty Bancshares, Inc. (the “Company”) and First Guaranty Bank (the “Bank”), by providing a means to attract, retain and reward individuals who contribute to such success and to further align their interests with those of the Company’s stockholders through the ownership of additional common stock of the Company. The Plan was adopted by the Board of Directors of the Company (the “Board”) on February 17, 2022 and shall become effective upon stockholder approval (the “Effective Date”). The Plan shall remain in effect until the Stock Awards available under the Plan have been issued or, if earlier, the second anniversary of the Effective Date. Terms capitalized but not otherwise defined shall have the meanings ascribed to them in Section 6 hereof.

Section 2. Stock Awards.

2.1. Share Reserve. The Company shall establish an equity bonus pool in an aggregate amount of 80,000 shares of FGB Stock to be issued as Stock Awards under this Plan. The shares of FGB Stock with respect to which Stock Awards may be made under the Plan shall be shares currently authorized but unissued, currently held or, to the extent permitted by applicable law, subsequently acquired by the Company, including shares purchased in the open market or in private transactions. The aggregate number of shares of FGB Stock available to be issued under this Plan shall be subject to adjustment as provided in Section 2.3. The number of shares available to be issued as Stock Awards shall be reduced by the number of shares of FGB Stock previously issued, subject to the following: (1) to the extent any shares of FGB Stock under the Plan are not delivered to a Covered Employee for any reason, including due to forfeiture, then such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of FGB Stock available for delivery under the Plan; and (2) the extent that shares of FGB Stock are withheld to satisfy withholding taxes upon the issuance of a Stock Award granted hereunder, then the number of shares of FGB Stock available shall be reduced by a gross number of shares of FGB Stock issued rather than by the net number of shares of FGB Stock issued.

2.2. Issuance of Stock Awards. Each full-time employee of the Bank who is selected by the Board or its designee as set forth in Section 3.2(a) (each a “Covered Employee”) shall be eligible to receive a Stock Award following the completion of each Quarterly Period. The Board is under no obligation to approve a Stock Award following the completion of any Quarterly Period. In the event the Board determines that a Stock Award is appropriate for a Quarterly Period, it shall approve the total Stock Award amount. In any Quarterly Period that a Stock Award is made, the Board or its designee as set forth in Section 3.2(a) shall determine the Stock Awards to be allocated to each Covered Employee on a discretionary basis. Unless otherwise specified by the Board, the Stock Awards shall be 100% vested upon issuance and shall be distributed in-kind to each Covered Employee in a lump sum within 75 days following the completion of the applicable Quarterly Period (the “Payment Date”). Notwithstanding anything in this Section 2.2 to the contrary, if a Covered Employee’s employment with the Company or the Bank ceases for any reason after the completion of a Quarterly Period but prior to the corresponding Payment Date, the Covered Employee shall immediately forfeit any right to receive a Stock Award under the Plan with respect to such Quarterly Period and shall have no further rights with respect thereto.

2.3. Corporate Transactions. In the event of any recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of shares of FGB Stock or other securities, stock dividend or other special and non-recurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, which affects the shares of FGB Stock, then the Board shall, in an equitable manner, adjust the number of securities available to be issued under the Plan set forth in Section 2.1.

2.4. Delivery of Shares. Delivery of shares of FGB Stock under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of FGB Stock or make other distribution of benefits under the Plan unless such delivery or distribution complies with applicable laws (including, the requirements of the
Securities Act), and the applicable requirements of any Exchange or similar entity.

(b) The issuance of FGB Stock under this Plan may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any Exchange.

Section 3. Board.

3.1. Administration. The Plan shall be administered by the Board of Directors of the Company (the “Board”).

3.2. Powers of the Board. The administration of the Plan by the Board shall be subject to the following:

(a) The Board is under no obligation to approve a Stock Award following the completion of any
Quarterly Period. In the event the Board determines that a Stock Award is appropriate for a Quarterly
Period, it shall approve the total Stock Award amount.

(b) The Board or its designee shall have the authority and discretion to select the Covered Employees who shall receive such Stock Awards, provided, however, that the Board shall have the right to delegate authority to the Chairman of the Board and/or certain executive officers and managers of the Bank in: (1)
selecting the Covered Employees who shall receive such Stock Awards; and (2) determining the number of such Stock Awards to be issued to each selected Covered Employee. Notwithstanding the foregoing, no
Covered Employee shall be present during voting or deliberations by the Board, the Chairman of the Board and/or any other designee regarding Stock Awards to be issued under the Plan to the Covered Employee.

(c) The Board shall have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d) The Board shall have the authority to define terms not otherwise defined herein.

(e) Any interpretation of the Plan by the Board and any decision made by it under the Plan is final and binding on all persons.

(f) In controlling and managing the operation and administration of the Plan, the Board shall take action in a manner that conforms to the articles of incorporation and bylaws of the Company and applicable corporate law.

3.3. Board Action. The Board shall hold such meetings, and may make such administrative rules and regulations, as it may deem proper. A majority of the members of the Board shall constitute a quorum, and the action of a majority of the members of the Board present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Board without holding a meeting, shall be deemed to be actions of the Board. Subject to Sections 3.1 and 3.2, all actions of the Board shall be final and conclusive and shall be binding upon the Company, the Bank, Covered Employees and all other interested parties. Any person dealing with the Board shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by a member of the Board or by a representative of the Board authorized to sign the same on its behalf.

Section 4. Amendment and Termination.
4.1 By Board Action. The Board may, as permitted by law, at any time, amend or terminate the Plan, provided, however, that no amendment may materially increase the aggregate number of securities which may be issued under the Plan, other than pursuant to Section 2.3, unless the amendment is approved by the Company’s stockholders.

4.2 Term of Plan. Notwithstanding any other provision of the Plan, the Plan will automatically terminate on the second anniversary of the Effective Date, and no Stock Awards shall be made under the Plan thereafter.

Section 5. General Terms.

5.1. No Implied Rights. Neither a Covered Employee nor any other person shall by reason of participation in the Plan acquire any right in or title to any assets, funds or property of the Company or the Bank, including any specific funds, assets or other property of the Company or the Bank, in its sole discretion, may set aside in anticipation of a liability under the Plan. The Plan does not constitute a contract of employment or service, and selection as a Covered Employee will not give any Covered Employee the right to be retained in the employ of, or provided services to, the Company or the Bank or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. No individual shall have the right to be selected to receive a Stock Award under the Plan, or, having been so selected, to receive a future Stock Award under the Plan.

5.2. Non-Exclusivity. Neither the adoption of this Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt any other bonus or incentive arrangement as either may deem desirable other than the Plan.

5.3. Tax Withholding. Where a Covered Employee receives a Stock Award, the Company shall have the right to require such Covered Employee to pay to the Company the amount of any tax that the Company is required to withhold with respect to payment of the Stock Award, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of shares of FGB Stock to cover the amount required to be withheld. To the extent determined by the Board or its designee as set forth in Section 3.2(a), a Covered Employee shall have the right to direct the Company to satisfy the required federal, state and local tax withholding by withholding a number of shares otherwise distributed that would satisfy the tax withholding. Alternatively, to the extent determined by the Board or its designee as set forth in Section 3.2(a) and that adverse tax or accounting consequences to the Company or the Bank would not be incurred, the Covered Employee shall have the right to direct the Company to withhold a number of shares of FGB Stock otherwise distributable under the Plan to cover federal, state and local tax withholding that does not exceed the maximum individual statutory tax rate in a given jurisdiction.

5.4. No Fractional Shares. Unless otherwise permitted by the Board or its designee as set forth in Section 3.2(a), no fractional shares of FGB Stock shall be issued or delivered pursuant to the Plan or any Stock Award. The Board or its designee as set forth in Section 3.2(a) shall determine whether cash or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated by rounding down.

5.5. Governing Law. The Plan, all Stock Awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Louisiana without reference to principles of conflict of laws, except as superseded by applicable federal law. The federal and state courts located in the State of Louisiana, shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting any award under this Plan, each Covered Employee and any other person claiming any rights under the Plan agrees to submit himself or herself and any legal action that the Covered Employee brings under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

5.6. Validity. If any provision of this Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision has never been included herein.

5.7. Unfunded Arrangement. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company or the Bank for the payment of any benefit hereunder. No Covered Employee shall have any interest in any particular assets of the Company or the Bank by reason of the right to receive a benefit under the Plan and any such Covered Employee shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.

5.8. Regulatory Requirements. The payment of any Stock Awards under the Plan shall be conditioned upon and subject to compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. 1828(k), and the rules and regulations promulgated thereunder.

Section 6. Defined Terms. In addition to the other definitions contained herein, the following definitions shall apply:

6.1. “Board” means the Board acting under Section 3.

6.2. “Exchange” means any national securities exchange on which the FGB Stock may from time to time be listed or traded.

6.3. “FGB Stock” means the common stock of the Company, $1.00 par value per share.

6.4. “Quarterly Period” means the quarterly period ending on March 31, June 30, September 30 and
December 31 of each year.

6.5. “Stock Award” means the issuance of FGB Stock under the Plan.

6.6. “Securities Act” means the Securities Act of 1933, as amended from time to time.